Exhibit 99.1

After these sales, the amounts of Class A Common Stock and Class B Common Stock beneficially owned by Ronald S. Lauder ("RSL") includes:

(i) 536,800 shares of Class A
Common Stock and 23,005,555
shares of Class B Common Stock held directly,
(ii) 3,182 shares of Class A
Common Stock and 3,182 shares of Class B
Common Stock held indirectly as
Trustee of The Descendants of Ronald S. Lauder
1966 Trust, (iii) 15,384 shares of Class A Common Stock and 3,846,154 shares of Class B
Common Stock held indirectly as a general partner of Lauder & Sons L.P.
(RSL is also a Trustee of The
1995 Estee Lauder RSL Trust,
which is also a general partner
of Lauder & Sons L.P.),
(iv) 1,095,410 shares of Class A
Common Stock held indirectly
as co-Trustee and beneficiary of
the Estee Lauder 2001 Charitable Trust, and
(v) 10,188,803 shares of Class B Common
stock held indirectly
as trustee of The Estee Lauder 2002 Trust. RSL disclaims beneficial ownership of the shares in clauses (ii), (iii),
(iv) and (v) to the extent he does not
have a pecuniary interest in such securities.